Exhibit 3.23

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF

ALION CANADA (US) CORPORATION

Alion Canada (US) Corporation,  a corporation organized and existing  under and by virtue of the General Corporation  Law of the State of Delaware, certifies pursuant to Section 242 of the Delaware General Corporation  Law (the “Act”),  as follows:

FIRST:                                               The name of the corporation is Alion Canada (US) Corporation (the “Corporation”).  The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was February 4, 2005.

SECOND:                                The Board of Directors of the Corporation has duly adopted a resolution pursuant to Sections 228 and 242 of the Act setting forth an amendment to the Corporation’s Certificate of Incorporation.

THIRD:                                             The stockholders of the Corporation have duly approved such amendment in accordance with Sections 228 and 242 of the Act.

FOURTH:                              Article “First” of the Certificate Incorporation is hereby deleted in its entirety and replaced with the following:

“FIRST:  The name of the Corporation is Alion International Corporation.”

IN  WITNESS   WHEREOF,  the  undersigned,  an  authorized  officer  of  Alion  Canada (US) Corporation,  has caused  this Certificate of Amendment  to the Certificate  of Incorporation to be signed as of the     day of March, 2012.

/s/ Stacy Mendler
Name:	Stacy Mendler
Title:	President